Exhibit 99.1

KULR Reports Record Fourth Quarter and Full Year 2022 Financial Results

Fourth Quarter 2022 Revenue and Full-Year 2022 Revenue Up 137% and 66% Year-Over-Year Respectively

SAN DIEGO / GLOBENEWSWIRE / March 23, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading energy management platform company accelerating the global transition to a sustainable electrification economy, today announced its financial results for the fourth quarter and full-year 2022.

“Often upfront costs are required to secure exponential future growth - over the course of 2022, KULR was able to maintain gross margins while scaling revenues and adding significant resources to both R&D and buildout of the Company’s technology roadmap,” said KULR CEO Michael Mo. “We continue to capitalize and expand our organization across all facets, as we stated we would do last year, regardless of less-than-ideal macroeconomic factors affecting most public companies on valuation and liquidity. We believe strongly we are on the right path of continuing to scale, especially now with an ever larger and more robust organization, we are able to support our growth. Our leading-edge technology portfolio continues to grow in both breadth as well as top line revenue, as we continue to position KULR to capitalize on what we see as exponential global growth sweeping across our industry for 2023 and beyond.”

Fourth Quarter 2022 Financial Highlights:

•	Revenue increased by 137% to $1.8 million from the same quarterly period of the prior year
•	The Company had $10.3 million in cash as of December 31, 2022, compared to $14.9 million as of December 31, 2021
•	Gross margin was 92% in the quarter ended December 31, 2022, compared to 70% in the same quarterly period of the prior year

Fourth Quarter 2022 and Recent Operational Highlights

•	Secured a $2.68 million follow-on contract as the exclusive supplier of its patented and proprietary fail-safe Passive Propagation Resistant (“PPR”) battery solutions for a stationary and mobile lithium-ion battery power system manufacturer. This order represents KULR's single largest PPR deployment order in a stationary or mobile energy product to date. This is a follow-on order as the Customer prepares to scale towards the full automation of its battery assembly operations, whilst KULR expands its automated PPR component manufacturing in North America.

•	Began Phase 2 battery safety testing for Lockheed Martin Corporation (“Lockheed”). Commenced Second-Half 2022 Phase 2 development of its passive propagation resistant (“PPR”) battery systems for Lockheed following a successful Phase 1 trial in November 2021.

•	Entered into an agreement to provide its internal short circuit (“ISC”) battery safety and testing device to the largest automotive manufacturer in the United States. The ISC testing technology allows the manufacturer to predict battery cell failure and then analyze the causes to build safer batteries.

•	Announced production prototype order from top-tier power tool manufacturer for KULR SafeCase, a reusable, safe, and high-energy battery transportation and storage solution. This specific power-tool manufacturer is a leader in sustainability and safety within the industrial tool and household hardware sectors, and an active participant in many initiatives around lithium-ion battery safety, transportation, education, and recycling.

•	Introduced an all-new modular energy platform, KULR ONE, at CES 2023. KULR ONE is a family of revolutionary battery packs accelerating the global transition to a sustainable electrification economy. These new and innovative designs bring a combination of safety, performance, intelligence, modularity, and reliability for the world’s most demanding applications.

•	Launched its SmallSat Lithium-ion (“Li-ion”) battery pack format to further support the NASA space program and launch of Artemis. KULR's battery product meets top safety requirements outlined by JSC 20793 created by NASA. The Company continues its close relationship with NASA to help ensure the safety of battery systems, flight, and exploration of space and added to a Suite of Battery Safety and Testing Solutions with a New Commercial License of NASA Technology. KULR achieved operational readiness for its Fractional Thermal Runaway Calorimeter (“FTRC”) within its suite of battery safety and thermal management solutions after finalizing a commercial licensing agreement for the agency's patent pending FTRC solution.

•	Acquired the assets of VibeTech and launched vibration reduction service, KULR VIBE. The KULR VIBE suite of technologies utilize proprietary sensor processes with advanced learning algorithms to both achieve precision balancing solutions, and successfully predict component failure based on its comprehensive database of vibration signatures. Its enhanced AI learning algorithms pinpoint areas where excess vibrations cause a loss of energy that can lead to system malfunctions, weakened performance and maintenance issues.

•	Secured first customer for KULR VIBE, underscoring the solution's commercial application in the aviation sector. Entered into a six-figure annual subscription agreement with an industry leading, American-based commercial helicopter operator to provide global track and balance support for its fleet of helicopters via KULR VIBE, which provides a proprietary AI-driven vibration reduction solution.

•	Partnered with Gamma Technologies, a global leader and innovator in multi-physics system simulation software, to create next generation battery designs for the eVTOL and EV markets. KULR plans to integrate Gamma Technologies’ GT-SUITE Multi-Scale Multi-Physics Simulation Platform into the Company's holistic suite of products and services.

Fourth Quarter 2022 Financial Results

Revenues: Revenue increased 137% to $1,813,000 in the fourth quarter ended December 31, 2022, from $766,000 reported in the same year-ago period. The increase in revenue was mainly due to the scaling up of design and test services from larger customers.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $4,462,000 in the fourth quarter of 2022 from $3,842,000 in the corresponding period last year.

R&D expenses: R&D expenses in the fourth quarter of 2022 increased to $1,187,000 from $705,000 in the same period last year.

Operating Loss: Loss from operations was $3,987,000 for the fourth quarter of 2022, compared to $4,013,000 from the same period last year. Higher SG&A costs offset higher sales while the gross margin increased from 70% in the fourth quarter of 2021 to 92% in the comparable 2022 quarter.

Net Loss: Net loss for the fourth quarter of 2022 increased to $4,459,000, or a loss of $0.04 per share, compared to a net loss of $4,073,000, or a loss of $0.04 per share from the same period last year.

Full-Year 2022 Financial Results

Revenues: Revenue increased 66% to $3,995,000 in 2022 from $2,413,000 in 2021. The increase in revenue was mainly due to early success in the energy storage and battery transportation and recycling sectors. The Company continues to build its relationships with a wide range of energy, transport and aerospace partners and has billed 36 customers during the year ended December 31, 2022. These additions reflect management’s commitment to build new customer relationships through a growing pool of referrals and business development leads.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $16,673,000 in 2022 from $11,162,000 in 2021. The 49% increase was primarily due to an increase in marketing and advertising expenses, as well as an increase in costs to build future capacity for planned revenue growth.

R&D expenses: R&D expenses in 2022 increased to $3,978,000 from $1,662,000 in 2021, reflecting an increase in employee headcount in order to build future capacity, and R&D initiatives designed to build future revenue growth.

As of December 31, 2022, the Company had 62 full time employees and 16 contractors compared to 52 employees and 5 contractors on December 31, 2021.

Net Loss: Net loss for 2022 increased to $19,436,000 or a loss of $0.18 per share, compared to a net loss of $11,911,000, or a loss of $0.15 per share in 2021.

Cash Position: The Company reported cash balances of $10,334,000 as of December 31, 2022, compared to $14,863,000 as of December 31, 2021.

Conference Call

The Company has scheduled a conference call for Thursday, March 23rd, 2023 at 4:30pm ET to discuss these results. Michael Mo, KULR’s CEO; Keith Cochran, President & COO, and Simon Westbrook, CFO, will provide a business update for the Company and answer questions submitted by analysts in advance.

To access the call:

Date: Thursday, March 23, 2023

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 855-459-0165

Access Code: 361411

Webcast: Click here to access

Please call the conference telephone number 10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Integrous Communications at 1-877-255-8483.

The conference call will be available for replay here and via the Investor Relations section of KULR’s website.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Mark Komonoski

Partner

Integrous Communications

Phone: 1-877-255-8483

Email: kulr@integcom.us